Ex. 99.28(i)

1 Corporate Way

Lansing, MI 48951

517/381-5500

April 21, 2022

Board of Trustees

JNL Investors Series Trust

One Corporate Way

Lansing, MI 48951

Re:	Opinion of Counsel JNL Investors Series Trust

Ladies and Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 52 to the Registration Statement on Form N-1A with respect to the JNL Investors Series Trust.  We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.	JNL Investors Series Trust (“Trust”) is a valid and existing unincorporated voluntary association, commonly known as a business trust.

2.	The Trust is a business Trust created and validly existing pursuant to the Massachusetts Laws.

3.	All of the prescribed Trust procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Trust shares will have been complied with.

4.	Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement, such shareholders will have legally-issued, fully paid, non-assessable shares of the Trust.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

Sincerely,

Susan S. Rhee

Vice President, Chief Legal Officer & Secretary